FOR IMMEDIATE RELEASE

For more information contact:


                               Financial:        Charles L. Szews
                                                 Executive Vice President and
                                                 Chief Financial Officer
                                                 (920) 233-9332

                               Media:            Kirsten Skyba
                                                 Vice President, Communications
                                                 (920) 233-9621


                     OSHKOSH TRUCK REPORTS THIRD QUARTER NET
      INCOME UP 12.2%; INCREASES EPS EXPECTATIONS TO $4.00 FOR FISCAL 2003
              AND INITIATES FISCAL 2004 EPS EXPECTATIONS OF $4.35


     OSHKOSH, WIS. (July 24, 2003) - Oshkosh Truck Corporation (NYSE: OSK), a leading manufacturer of specialty trucks and truck bodies, today reported that third quarter net income increased 12.2 percent to $24.2 million, or $1.39 per share, on sales of $538.2 million for the quarter ended June 30, 2003. This compares with net income of $21.6 million, or $1.24 per share, on sales of $489.5 million for last year's third quarter, which benefited $0.16 per share from an increase in margins on the Company's Medium Tactical Vehicle Replacement ("MTVR") contract from 3.3 percent to 4.3 percent. As a result of strong third quarter earnings, Oshkosh increased its earnings per share estimate for the full year ending September 30, 2003 from $3.70 to $4.00 per share. All per share amounts included in this release are reported on a pre-split basis with respect to a two-for-one stock split separately announced today.

                                  -Continued-

     Sales increased 9.9 percent in the third quarter. Operating income increased 6.6 percent to $40.9 million, or 7.6 percent of sales, compared to $38.4 million, or 7.8 percent of sales, in the prior year's third quarter.

     "The positive business opportunities facing Oshkosh Truck are reflected in our third quarter earnings performance, and certainly in our improved outlook for fiscal 2004. And, while the loss in April of the competition for the U.S. Army's FMTV fleet was a disappointment, we took it as an opportunity to conduct an assessment of our fundamental business models within each of our businesses. As a result, I believe that our company is positioned better than ever to execute on our growth strategies," said Robert G. Bohn, Oshkosh chairman, president and chief executive officer.

     Bohn continued, "With full scale production of the Revolution(TM) composite mixer drum in the near future and a strong defense backlog, we believe that Oshkosh Truck is positioned for solid growth in fiscal 2004, despite softness in municipal spending. Indeed, today we are initiating our estimate of fiscal 2004 earnings per share at $4.35, up approximately 8.8% over our improved estimate of fiscal 2003 earnings. This estimate assumes no further margin enhancement on the MTVR contract in fiscal 2004, although we continue to target improved operating efficiencies to increase margins under the contract."

     Factors affecting third quarter results for the company's business segments included:

     Fire and emergency--Fire and emergency segment sales increased 19.7 percent, to $148.3 million for the quarter. Operating income was up 11.4 percent to $16.1 million, or 10.9 percent of sales, compared to prior year operating income of $14.5 million, or 11.7 percent of sales. Third quarter results reflected strong orders in fiscal 2002. Beginning in the fourth quarter

                                  -Continued-
of fiscal 2002, fire and emergency orders began to soften due to municipal budget pressures. The Company does not expect such order weakness to impact earnings until fiscal 2004.

     Defense--Defense sales increased 9.8 percent to $178.8 million for the quarter, largely due to increased parts sales and shipments of the Heavy Equipment Transporter to the U.K. Ministry of Defence during the quarter. Operating income in the third quarter was up 13.0 percent to $16.9 million, or
9.5 percent of sales, compared to prior year operating income of $15.0 million, or 9.2 percent of sales. Earnings for the current year quarter reflect increased sales of higher-margin parts and heavy trucks. Prior year quarter results included the effect of a $4.0 million cumulative catch-up adjustment to operating income related to an increase in the margins on the MTVR contract to 4.3%. Margins on the MTVR contract have since remained at 4.3% through the third quarter of fiscal 2003.

     Commercial--Commercial sales increased 4.4 percent to $213.6 million for the quarter. Operating income decreased 15.4% to $15.0 million, or 7.0 percent of sales, compared to 8.7 percent of sales in the prior year quarter. Unit sales volumes declined in all product lines except front-discharge concrete mixers during the third quarter, but segment sales were higher due to a higher mix of lower-margin package sales of truck bodies and purchased chassis and favorable translation of Geesink Norba Group sales into U.S. dollars due to strengthening of the euro.

     Corporate and other--Corporate and other operating expenses and inter-segment profit elimination decreased $1.7 million to $7.1 million, largely due to expenses incurred related to acquisition investigations and higher variable compensation during the third quarter of fiscal 2002. Net interest expense for the quarter decreased $1.9 million to $3.0 million, compared to the prior year quarter. Lower interest costs were largely due to debt reduction in the second half of fiscal 2002 and in fiscal 2003 resulting from "performance-based" payments received on the

                                  -Continued-
multi-year MTVR and Family of Heavy Tactical Vehicles contracts and free cash flow from operations.

     Nine-Month Results

     The company reported that net income increased 17.2 percent to $49.6 million, or $2.85 per share, for the first nine months of fiscal 2003 on sales of $1,417.9 million compared to $42.3 million, or $2.45 per share, for the first nine months of fiscal 2002 on sales of $1,266.6 million.

     Operating income increased 7.4 percent to $85.6 million, or 6.0 percent of sales, in the first nine months of fiscal 2003 compared to $79.7 million, or 6.3 percent of sales, in the first nine months of fiscal 2002.

     The company will comment on third quarter earnings and expectations for the remainder of fiscal 2003 and fiscal 2004 during a live conference call at 11:00 a.m. Eastern Daylight Time this morning. The call will be available simultaneously via a webcast over the Internet as a service to investors. It will be listen-only format for on-line listeners. To access the webcast, investors should go to the Company's new website at www.oshkoshtruckcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the broadcast. An audio replay of such conference call and related question and answer session will be available for one year at this website.

     Oshkosh Truck Corporation is a leading designer, manufacturer and marketer of a broad range of specialty commercial, fire and emergency and military trucks and truck bodies under the Oshkosh(R), McNeilus(R), Pierce(R), Medtec(R), Geesink and Norba brand names. Oshkosh's products are valued worldwide by fire and emergency units, defense forces, municipal

                                  -Continued-
and airport support services, and concrete placement and refuse businesses where high quality, superior performance, rugged reliability and long-term value are paramount.

Forward-Looking Statements
--------------------------

     This press release contains statements that the company believes are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding the Company's future financial position, business strategy, targets, projected sales, costs, earnings, capital spending and debt levels, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as the Company "expects," "intends," "estimates," "anticipates," or "believes" and similar expressions are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company's control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include, without limitation, the cyclical nature of the Company's commercial and fire and emergency markets, the outcome of defense truck procurement competitions, risks related to reductions in government expenditures, the uncertainty of government contracts, the challenges of identifying acquisition candidates and integrating acquired businesses and risks associated with international operations and sales, including foreign currency fluctuations. In addition, the Company's expectations for fiscal 2003 and 2004 are based in part on certain assumptions made by the Company, including, without limitation, those relating to anticipated sales and pricing of the Revolution(TM) composite mixer drum; concrete placement activity; the performance of the U.S. and European economies generally; when the Company will receive sales orders and payments; achieving cost reductions; production and margin levels under the MTVR contract, the FHTV contract and for international defense trucks; capital expenditures of municipalities and large commercial waste haulers; spending on bid and proposal activities and pre-contract costs; interest costs; and that the Company does not complete any acquisitions. Additional information concerning these and other factors is contained in the Company's filings with the Securities and Exchange Commission, including the Form 8-K filed today.

                                  -Continued-

                            OSHKOSH TRUCK CORPORATION
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)

                                                             Three Months Ended                      Nine Months Ended
                                                                  June 30,                                June 30,
                                                     ------------------------------------  ---------------------------------------
                                                           2003              2002                 2003                2002
                                                     ----------------- ------------------  ------------------- -------------------
                                                                       (In thousands, except per share amounts)

Net sales                                                    $538,183           $489,532          $ 1,417,896         $ 1,266,630
Cost of sales                                                 456,571            410,272            1,212,853           1,077,850
                                                     ----------------- ------------------  ------------------- -------------------

Gross income                                                   81,612             79,260              205,043             188,780

Operating expenses:
     Selling, general and administrative                       39,100             39,392              114,573             104,636
     Amortization of purchased intangibles                      1,621              1,506                4,830               4,421
                                                     ----------------- ------------------  ------------------- -------------------

Total operating expenses                                       40,721             40,898              119,403             109,057
                                                     ----------------- ------------------  ------------------- -------------------

Operating income                                               40,891             38,362               85,640              79,723

Other income (expense):
     Interest expense                                          (3,273)            (5,209)             (10,179)            (17,248)
     Interest income                                              306                344                  800                 900
     Miscellaneous, net                                          (465)              (174)                (140)               (373)
                                                     ----------------- ------------------  ------------------- -------------------
                                                               (3,432)            (5,039)              (9,519)            (16,721)
                                                     ----------------- ------------------  ------------------- -------------------

Income before provision for income taxes
     and equity in earnings of unconsolidated
     partnership                                               37,459             33,323               76,121              63,002

Provision for income taxes                                     13,796             12,276               28,178              22,286
                                                     ----------------- ------------------  ------------------- -------------------

Income before equity in earnings of
     unconsolidated partnership                                23,663             21,047               47,943              40,716

Equity in earnings of unconsolidated
     partnership, net of income taxes                             546                527                1,672               1,633
                                                     ----------------- ------------------  ------------------- -------------------

Net income                                                   $ 24,209           $ 21,574             $ 49,615            $ 42,349
                                                     ================= ==================  =================== ===================

Earnings per share                                             $ 1.42             $ 1.28               $ 2.92              $ 2.52

Earnings per share assuming dilution                           $ 1.39             $ 1.24               $ 2.85              $ 2.45

Weighted average shares outstanding:
     Basic                                                     17,015             16,883               16,981              16,796
     Assuming dilution                                         17,439             17,355               17,424              17,262

Cash dividends:
     Class A Common Stock                                    $0.07500           $0.07500            $ 0.22500           $ 0.22500
     Common Stock                                            $0.08625           $0.08625            $ 0.25875           $ 0.25875


                                   -Continued-

                            OSHKOSH TRUCK CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                   June 30,                September 30,
                                                                     2003                       2002
                                                             -------------------        -------------------
                                                                    (Unaudited)
                                                                            (In thousands)
                              ASSETS
Current assets:
     Cash and cash equivalents                                         $ 39,718                   $ 40,039
     Receivables, net                                                   170,236                    142,709
     Inventories                                                        228,319                    210,866
     Prepaid expenses                                                     8,800                      7,414
     Deferred income taxes                                               34,019                     26,008
                                                             -------------------        -------------------
        Total current assets                                            481,092                    427,036
Investment in unconsolidated partnership                                 23,434                     22,274
Other long-term assets                                                   21,147                     11,625
Property, plant and equipment                                           275,439                    261,045
Less accumulated depreciation                                          (131,734)                  (120,684)
                                                             -------------------        -------------------
     Net property, plant and equipment                                  143,705                    140,361
Purchased intangible assets, net                                        100,953                    104,316
Goodwill                                                                336,408                    318,717
                                                             -------------------        -------------------
Total assets                                                        $ 1,106,739                $ 1,024,329
                                                             ===================        ===================


               LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Accounts payable                                                 $ 106,039                  $ 116,422
     Floor plan notes payable                                            24,861                     23,801
     Customer advances                                                  159,829                    119,764
     Payroll-related obligations                                         32,881                     34,474
     Income taxes                                                        21,520                      8,597
     Accrued warranty                                                    28,001                     24,015
     Other current liabilities                                           56,517                     47,754
     Revolving credit facility and current maturities
        of long-term debt                                                   225                     18,245
                                                             -------------------        -------------------
          Total current liabilities                                     429,873                    393,072
Long-term debt                                                          101,514                    131,713
Deferred income taxes                                                    41,088                     39,303
Other long-term liabilities                                              51,318                     50,481
Commitments and contingencies
Shareholders' equity                                                    482,946                    409,760
                                                             -------------------        -------------------
Total liabilities and shareholders' equity                          $ 1,106,739                $ 1,024,329
                                                             ===================        ===================


                                   -Continued-

                            OSHKOSH TRUCK CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                                   Nine Months Ended
                                                                                       June 30,
                                                                       ------------------------------------------
                                                                             2003                    2002
                                                                       ------------------      ------------------
                                                                                    (In thousands)
Operating activities:
     Net income                                                                 $ 49,615                $ 42,349
     Non-cash adjustments                                                         10,043                   8,550
     Changes in operating assets and liabilities                                  10,540                 124,271
                                                                       ------------------      ------------------
         Net cash provided from operating activities                              70,198                 175,170

Investing activities:
     Additions to property, plant and equipment                                  (16,753)                 (6,883)
     Proceeds from sale of assets                                                  3,770                       5
     Decrease (increase) in other long-term assets                                (7,910)                    309
                                                                       ------------------      ------------------
         Net cash used for investing activities                                  (20,893)                 (6,569)

Financing activities:
     Net repayments under revolving credit facility                                    -                 (65,200)
     Repayment of long-term debt                                                 (48,241)                (93,855)
     Dividends paid                                                               (4,395)                 (4,326)
     Other                                                                         2,065                   1,961
                                                                       ------------------      ------------------
         Net cash used for financing activities                                  (50,571)               (161,420)

Effect of exchange rate changes on cash                                              945                     549
                                                                       ------------------      ------------------

Increase (decrease) in cash and cash equivalents                                    (321)                  7,730

Cash and cash equivalents at beginning of period                                  40,039                  11,312
                                                                       ------------------      ------------------

Cash and cash equivalents at end of period                                      $ 39,718                $ 19,042
                                                                       ==================      ==================

Supplementary disclosure:
     Depreciation and amortization                                              $ 18,943                $ 18,720


                                   -Continued-

                            OSHKOSH TRUCK CORPORATION
                               SEGMENT INFORMATION
                                   (Unaudited)

                                                 Three Months Ended                              Nine Months Ended
                                                      June 30,                                       June 30,
                                       ----------------------------------------    ----------------------------------------------
                                             2003                  2002                    2003                     2002
                                       ------------------   -------------------    ----------------------   ---------------------
                                                                            (In thousands)

Net sales to unaffiliated customers:
     Commercial                                $ 213,585             $ 204,535                 $ 562,734               $ 503,942
     Fire and emergency                          148,345               123,956                   402,887                 339,504
     Defense                                     178,779               162,774                   457,939                 426,475
     Intersegment eliminations                    (2,526)               (1,733)                   (5,664)                 (3,291)
                                       ------------------   -------------------    ----------------------   ---------------------

         Consolidated                          $ 538,183             $ 489,532               $ 1,417,896             $ 1,266,630
                                       ==================   ===================    ======================   =====================


Operating income (expense):
     Commercial                                 $ 15,011              $ 17,747                  $ 34,047                $ 37,204
     Fire and emergency                           16,113                14,461                    40,453                  33,824
     Defense                                      16,913                14,965                    33,239                  28,094
     Corporate and other                          (7,146)               (8,811)                  (22,099)                (19,399)
                                       ------------------   -------------------    ----------------------   ---------------------

         Consolidated                           $ 40,891              $ 38,362                  $ 85,640                $ 79,723
                                       ==================   ===================    ======================   =====================


Period-end backlog:
     Commercial                                                                                $ 131,105               $ 160,485
     Fire and emergency                                                                          266,291                 290,657
     Defense                                                                                     812,377                 613,980
                                                                                   ----------------------   ---------------------

         Consolidated                                                                        $ 1,209,773             $ 1,065,122
                                                                                   ======================   =====================

                                       ###